Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Team, Inc.:
We consent to the use of our reports dated March 19, 2019, with respect to the consolidated balance sheets of Team, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference herein.

Our report on the consolidated financial statements dated March 19, 2019 contains an explanatory paragraph that states the Company has changed its method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606 (ASC 606), Revenue from Contracts with Customers.

/s/ KPMG LLP
Houston, Texas
June 20, 2019